                                                                   EXHIBIT 10.17


                          DANKA BUSINESS SYSTEMS PLC


                          ---------------------------


              Change of Control Agreement for P. Lang Lowrey III


                          ---------------------------

                          CHANGE OF CONTROL AGREEMENT
                          ---------------------------

     This Change of Control Agreement (the "Agreement") is made and entered into as of the 19th day of February, 2001, by and among Danka Business Systems PLC ("Danka Business Systems"), Danka Office Imaging Company ("Danka"), Danka Holding Company ("Danka Holding"), and P. Lang Lowrey III, an individual ("Executive"). Danka Business Systems, Danka, and Danka Holding are collectively referred to herein, together with their respective successors and assigns, as the "Company."

                             W I T N E S S E T H:
                             -------------------

     WHEREAS, Executive is an employee of the Company serving in an executive capacity;

     WHEREAS, the Board of Directors of each corporation included in the Company (the "Board") believes it is necessary and desirable that the Company be able to rely upon Executive to continue serving in his or her position in the event of a pending or actual Change of Control (as defined herein) of the Company;

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the Company and Executive (individually a "Party" and together the "Parties") agree as follows:

1.   Definitions.

     (a) "Base Salary" shall mean Executive's annual base salary in effect at the time of the Change of Control or at the time of termination of employment, whichever is greater.

     (b)  "Cause" shall mean and be limited to:

          (i) Executive's conviction of, or plea of guilty or nolo contendere to, any crime that (A) constitutes a felony in the jurisdiction involved; (B) was committed in connection with his duties under the Employment Agreement (as defined herein) and involved dishonesty, fraud, or moral turpitude; or (C) results in the incarceration of Executive following his conviction for such crime; or

          (ii) Executive's willful and material violation of any lawful directions of the Board after it has provided written notice to Executive specifying the violation and said violation continues after Executive has had a reasonable opportunity (of not less than sixty
          (60) days) to cure such violation.

     For purposes of this Agreement, an act or failure to act on Executive's part shall be considered "willful" if it was done or omitted to be done by Executive not in good faith, and shall not include any act or failure to act resulting from Executive's Disability (as defined herein) or other incapacity.

     (c)  A "Change of Control" shall mean and be deemed to have occurred when:

          (i) securities of Danka Business Systems representing more than thirty percent (30%) of the combined voting power of the then outstanding voting securities of Danka Business Systems are acquired pursuant to a general offer for the issued share capital of the Company which is an offer regulated under the U.K. Take-Over Code or any other tender offer or an exchange offer by any person or group of persons acting in concert (within the meaning of Section 14(d) of the Securities Exchange Act of 1934) other than the Company, a direct or indirect subsidiary or parent of the Company, an employee benefit plan or similar trust established by the Company;

          (ii) a merger or consolidation is consummated in which Danka Business Systems is a constituent corporation and which results in less than fifty percent (50%) of the outstanding voting securities of the surviving or resulting entity being owned by the then existing stockholders of Danka Business Systems;

          (iii) a sale is consummated by the Company of substantially all of the Company's assets (or substantially all of the assets of Danka) to a person or entity which is not a wholly-owned subsidiary of Danka Business Systems or any of its affiliates; or

          (iv) during any period of two (2) consecutive years, individuals who, at the beginning of such period, constituted the Board of Directors of Danka Business Systems cease, for any reason, to constitute at least a majority thereof, unless the election or nomination for election for each new director was approved by the vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of such two (2) year period.

     For purposes of this Agreement, no Change of Control shall be deemed to have occurred with respect to Executive if the Change of Control results from actions or events in which Executive is a participant in a capacity other than solely as an officer, employee, shareholder, or director of the Company.

     (d)  "Code" means the Internal Revenue Code of 1986, as amended.

     (e) "Disability" shall mean the inability of Executive to perform the essential functions of his job (even with reasonable accommodation) for a period of one hundred and eighty (180) consecutive days during any twelve
     (12) month period by reason of Executive's mental or physical disability. Both the Company and Executive may appoint a qualified physician to determine whether Executive is Disabled. If those physicians cannot agree, the physicians shall mutually appoint a third qualified physician, whose determination of whether Executive has a Disability shall be final.

     (f) "Effective Date" shall mean the date of this Agreement, as set forth above.

     (g) "Employment Agreement" shall mean the Employment Agreement between Executive and the Company dated February 19, 2001.

     (h)  "Excise Taxes" shall have the meaning set forth in Section 3(b) below.

     (i) "Good Reason" shall mean the occurrence of one or more of the following events without Executive's prior written consent (except as a result of a prior termination):

          (i) a material or adverse change in Executive's status, positions, duties, responsibilities (including reporting responsibilities), authority, or titles (including, without limitation, the Board's decision, over Executive's reasonable objection, not to pursue the current plan to restructure the Company's balance sheet in order to reduce the amount of debt);

          (ii) the assignment to Executive of any duties or work responsibilities or any instructions, orders, or directives that are inconsistent with Executive's status, positions, duties, responsibilities (including reporting responsibilities), authority, or titles;

          (iii) any removal of Executive from, or the failure to appoint, elect, reappoint, or reelect Executive to, the positions of Chief Executive Officer of the Company and/or Director on the Board;

          (iv) any decrease in Executive's annual Base Salary or target annual incentive award opportunity;

          (v)       the reassignment of Executive to a location more than thirty
          (30) miles from Executive's then-current work location;

          (vi) the failure by the Company to continue in effect any incentive, bonus or other compensation plan in which Executive participates, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to the failure to continue such plan, or the failure by the Company to continue Executive's participation therein, or any action by the Company which would directly or indirectly materially reduce his participation therein or reward opportunities thereunder; provided, however, that Executive continues to meet substantially all eligibility requirements thereof;

          (vii) the failure by the Company to continue in effect any employee benefit plan (including any medical, hospitalization, life insurance, disability or other group benefit plan in which Executive participates), or any material fringe benefit or perquisite enjoyed by Executive unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to the failure to continue such plan, or the failure by the Company to continue Executive's participation therein, or any action by the Company which would directly or indirectly materially reduce Executive's participation therein or reward opportunities thereunder, or the failure by the Company to provide Executive with the benefits to which Executive is entitled as an employee of the Company; provided, however, that Executive continues to meet substantially all eligibility requirements thereof;

          (viii) any purported termination of Executive's employment for Cause which is not effected by the Company's delivering written notice to Executive of the termination for Cause which notice describes the specific acts or omissions alleged to constitute Cause; or

          (ix) the failure of the Company to obtain a satisfactory agreement from any successor or assignee of the Company to fully assume and agree to perform this Agreement.

     (j)  "Severance Payments" shall have the meaning set forth in
     Section 3(b) below.

     (k)  "Term" shall have the meaning set forth in Section 2 below.

     2. Term of Agreement. The term of this Agreement shall commence on the Effective Date and, subject to any amendment or termination of the Agreement by the Parties permitted by Section 4 below, shall remain in effect until such time as Executive's employment may be terminated in circumstances which do not entitle the Executive to Severance Payments under this Agreement (the "Term"). If a Change of Control shall have occurred during the Term, notwithstanding any other provision of this Section 2, the Term shall not expire until all of the Company's obligations to Executive under this Agreement have been satisfied in full.

     3.  Entitlement to Severance Benefit.

     (a) Severance Benefit. In the event Executive's employment with the Company is terminated by the Company without Cause, other than due to Executive's death or Disability, or in the event Executive terminates his employment for Good Reason, in either case within two (2) years following a Change of Control, or in the event that prior to the consummation of a pending Change of Control Executive's employment is involuntarily terminated by the Company without Cause (other than due to Executive's death or Disability) as a condition to the consummation of the proposed transaction, whether at the request of the acquiring firm or otherwise, or Executive terminates his employment for Good Reason in the one hundred and eighty (180) day period prior to a Change of Control, Executive shall be entitled to receive the following severance compensation and benefits in addition to any compensation or benefits to which he may be entitled under the Employment Agreement:

          (i) Executive's Base Salary through the date of termination of his employment, which shall be paid in a cash lump sum not later than thirty (30) days following Executive's termination of employment;

          (ii) an amount equal to two (2) full years of Executive's Base Salary, at the rate in effect on the date of termination of Executive's employment (or in the event a reduction in Base Salary is a basis for a termination by Executive for

          Good Reason, then the Base Salary in effect immediately prior to such reduction), payable in a cash lump sum not later than thirty (30) days following Executive's termination of employment;

          (iii) a pro rata annual bonus for the fiscal year which includes the date of termination, calculated by multiplying the annual bonus Executive would have earned for the fiscal year of termination, at a minimum, calculated as if the target performance levels were satisfied for the fiscal year of termination, or, if greater, any performance bonus Executive is guaranteed to receive for the fiscal year under the terms of the Employment Agreement, by a percentage equal to the ratio of the number of days worked by Executive during the fiscal year of the termination to the total number of work days during such fiscal year, payable in a cash lump sum not later than thirty (30) days following Executive's termination of employment;

          (iv) an amount equal to two (2) times the annual bonus Executive would have earned for the fiscal year of termination, at a minimum, calculated as if the target performance levels were satisfied for the fiscal year of termination, or, if greater, any performance bonus Executive is guaranteed to receive for the fiscal year under the terms of the Employment Agreement, payable in a cash lump sum not later than fifteen (15) days following Executive's termination of employment;

          (v) immediate vesting of all outstanding stock options and the right to exercise such stock options at any time during an extended exercise period of not less than thirty-six (36) months following Executive's termination of employment, or the remainder of the exercise period, if less, in each case, to the extent permitted by the terms of the Company's stock option schemes;

          (vi) settlement of all deferred compensation arrangements in accordance with any then applicable deferred compensation plan or election form;

          (vii) continued medical, hospitalization, life and other insurance benefits being provided to Executive and Executive's family at the date of termination, for a period of up to twelve (12) months after the date of termination; provided that the Company shall have no obligation to continue to provide Executive with these benefits for any periods after the date Executive obtains comparable benefits (with no significant pre-existing condition exclusions) as a result of Executive's employment in a new position; and

          (viii) other or additional benefits then due or earned in accordance with applicable plans and programs of the Company.

     (b) Reduction in Compensation to Avoid Excise Tax. In the event Executive would become entitled to any amounts payable in connection with a Change of Control (whether or not such amounts are payable pursuant to this Agreement) (the "Severance Payments"), if any of such Severance Payments would otherwise be subject to the excise tax on excess golden parachute payments imposed by Section 4999 of the Code (or any similar federal, state or local tax that may hereafter be imposed) (the "Excise Tax"), as determined in accordance with this Section 3(b), but prior to giving effect to any adjustment under this Section 3(b), the following provisions shall apply:

          (i) For purposes of determining whether any of the Severance Payments would be subject to the Excise Tax and the amount of such Excise Tax:

               (A) Severance Payments, including any payments or benefits other than those under this Section 3(b) received or to be received by Executive in connection with Executive's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change of Control or any person affiliated with the Company or such person) (which, together with the Severance Payments, constitute the "Total Payments"), shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of a nationally-recognized public accounting firm mutually acceptable to Executive and the Company such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax;

                    (B) the amount of the Total Payments which shall be deemed to be treated as subject to the Excise Tax shall be equal to the lesser of (x) the total amount of the Total Payments and (y) the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying Section 3(b)(i)(A) hereof); and

                    (C) the value of any non-cash benefits or any deferred payments or benefit shall be determined by a nationally-recognized public accounting firm mutually acceptable to Executive and the Company in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

          (ii) If a reduction in the aggregate amount of Severance Payments Executive otherwise would be entitled to receive by an amount not exceeding twenty percent (20%) of such Severance Payments would result in Executive receiving a greater "Net After-Tax Amount," as such term is defined below, then such Severance Payments shall be reduced by the amount, not exceeding twenty percent (20%) of such Severance Payments, as will provide to Executive the greatest Net After-Tax Amount, such reduction to be made from such payments under this Agreement or such other of the Severance Payments not yet paid to Executive as Executive shall specify. For this purpose, the term "Net After-Tax Amount" shall mean the net amount of the Severance Payments after deducting any federal, state and local income tax and Excise Tax which would be applicable to such Severance Payments. In the event that the Excise Tax is subsequently determined to differ from the amount taken into account hereunder at the time of termination of employment, adjustments shall be made in accordance with this Section 3(b)(ii) in light of the revised determination.

          (iii) All determinations under this Section 3(b) shall be made at the expense of the Company by a nationally recognized public accounting firm mutually agreeable to Executive and the Company, and such determination shall be binding upon Executive and the Company.

     (c) No Mitigation, No Offset. In the event of any termination of Executive's employment, Executive shall be under no obligation to seek other employment; amounts due Executive under this Agreement shall not be offset by any remuneration attributable to any subsequent employment that he may obtain. In addition, no payments to Executive under this Agreement may be subject to any offset or setoff due to any claim the Company, or its parents, affiliates, or subsidiaries, may have against Executive.

     (d) Nature of Payments. Any amounts due under this Section 3 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty.

     (e) Exclusivity of Severance Payments. Upon termination of Executive's employment during the Term, he shall not be entitled to any severance payments or severance benefits from the Company or any payments by the Company on account of any claim by Executive of wrongful termination, including claims under any federal, state or local human and civil rights or labor laws, other than the payments and benefits provided in this Agreement and the Employment Agreement.

     (f) Release of Employment Claims. Executive agrees, as a condition to receipt of the termination payments and benefits provided for in this Agreement and in the Employment Agreement, that he will execute a release agreement, a form of which is attached hereto as Exhibit A, releasing any and all claims arising out of Executive's employment.

4. Amendment or Termination. Except as otherwise provided in this Section 4, this Agreement may be amended or terminated only with the express mutual consent of the Company and Executive and no amendment to the provisions of this Agreement by mutual consent shall be effective unless such amendment is agreed to in writing and signed by Executive and an authorized officer of the Company.

5. Resolution of Disputes. Any controversy or claim arising out of or relating to this Agreement, other than a claim for injunctive relief, shall be settled by arbitration in accordance with the Employment Arbitration Rules of the American Arbitration Association (the "Rules") in effect at the time demand for arbitration is made by any party. This arbitration shall be conducted before three (3) arbitrators. One arbitrator shall be named by the Company, a second by the Executive, and the third arbitrator shall be named by the two arbitrators so chosen. In the event that the third arbitrator is not agreed upon, he or she shall be named by the American Arbitration Association. The arbitration shall occur in St. Petersburg, Florida. The award made by all or a majority of the panel of arbitrators shall be final and binding, and judgment may be entered in any court of law having competent jurisdiction.

6. Attorneys' Fees. The Company will promptly reimburse Executive for all attorneys' fees (for counsel selected by Executive) and expenses arising out of any dispute under or in connection with this Agreement (whether litigation or arbitration) to the extent Executive is the prevailing party. Executive shall not be responsible or liable for the Company's attorneys' fees and expenses in any dispute arising under or in connection with this Agreement, and no award or order relating to this Agreement shall award the Company its attorneys' fees. The Company also agrees to pay Executive's attorneys' fees and expenses incurred in negotiating and drafting this Agreement. The normal rates of the attorneys chosen by Executive shall be deemed to be reasonable.

7.   Miscellaneous Provisions.

     (a) Effect of Agreement on Other Benefits. Except as specifically provided in this Agreement, the existence of this Agreement shall not be interpreted to preclude, prohibit or restrict Executive's participation in any other employee benefit or other plans or programs in which he participates, including pursuant to the Employment Agreement, or subsequently may have a right to participate pursuant to the terms of such plans or programs.

     (b) Not an Employment Agreement. This Agreement is not, and nothing herein shall be deemed to create, a contract of employment between Executive and the Company. The Company may terminate the employment of Executive subject to the terms of the Employment Agreement.

     (c) Assignability: Binding Nature. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of Executive) and permitted assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred in connection with the sale or transfer of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale or transfer of assets as described in the preceding sentence, it shall use its best efforts and take whatever action or actions it legally can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his/her rights to compensation and benefits, which may be transferred only by will or operation of law, except as provided in Section 7(i) below.

     (d) Representation. The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization.

     (e) Entire Agreement. This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto; provided, however, that this Agreement does not supersede or affect the Employment Agreement between Executive and the Company.

     (f) No Waiver. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

     (g) Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

     (h) Survivorship. The respective rights and obligations of the Parties hereunder shall survive any termination of Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

     (i) Beneficiaries. Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, references in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

     (j) Governing Law/Jurisdiction. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Florida without reference to principles of conflict of laws. Subject to Sections 5, the Company and Executive hereby consent to the jurisdiction of any or all of the following courts for purposes of resolving any dispute under this Agreement not subject to arbitration: (i) the United States District Court for Florida or (ii) any of the courts of the State of Florida. The Company and Executive further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied. The Company and Executive hereby waive, to the fullest extent permitted by applicable law, any objection which it or he may now or hereafter have to such jurisdiction and any defense of inconvenient forum.

     (k) Source of Payments. All severance benefits and other payments to Executive under this Agreement shall be paid to Executive by the Company in cash in U.S. dollars. If the Company should fail to make any such payment to Executive when due, Danka, Danka Holding, and Danka Business Systems shall be jointly and severally liable to Executive for such payments.

     (l) Notices. Any notice given to a Party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

                    If to the Company:


                    Danka Business Systems PLC
                    Masters House
                    107 Hammersmith Road
                    London England W14 OQH
                    Attention:  Secretary

                    and:

                    Danka Office Imaging Company
                    11201 Danka Circle North
                    St. Petersburg, FL 33716
                    Attention:  General Counsel

                    If to Executive:


                    P. Lang Lowrey
                    917 Stovall Boulevard
                    Atlanta, Georgia 30319

                    with a copy to:


                    William A. Clineburg, Esq.
                    King & Spalding
                    191 Peachtree Street
                    Atlanta, Georgia 30303-1763

     (m) Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

     (n) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original.

                          SIGNATURES ON FOLLOWING PAGE

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.



DANKA BUSINESS SYSTEMS PLC



By: /s/ Brian L. Merriman
   ---------------------------
Name:   Brian L. Merriman

Title: Director



DANKA HOLDING COMPANY



By: /s/ Brian L. Merriman
   ---------------------------
Name:   Brian L. Merriman

Title: Director



DANKA OFFICE IMAGING COMPANY



By: /s/ Brian L. Merriman
   ---------------------------
Name:   Brian L. Merriman

Title: Director



EXECUTIVE



/s/ P. Lang Lowrey III
----------------------
P. Lang Lowrey III

                                   EXHIBIT A

                               RELEASE OF CLAIMS
                               -----------------

1. DEFINITIONS: I, P. Lang Lowrey, ("Employee"), intend all words used in this Release to have their plain meaning in ordinary English. Technical legal words are not needed to describe what I mean. Specific terms I use in this Release have the following meanings:

     (a) I, Me, and My include both me and anyone who has or obtains any legal rights or claims through me.

     (b) Employer, as used herein, shall at all times mean Danka Business Systems PLC (the "Company"), Danka Office Imaging Company ("Danka"), Danka Holding Company ("Danka Holding"), or any parent company, subsidiaries, affiliated companies, or entities, and their employees, officers, directors, successors and assigns, its attorneys, consultants, and agents, whether in their individual or official capacities.

     (c) My Claims means all of the rights I have to any relief of any kind from Employer, whether or not I now know about those rights, arising out of or in any way related to my employment with Employer, my termination of employment, or any employee benefit plan, including, but not limited to, common law, or equitable claims; fraud or misrepresentation; any statutory claims, including alleged violations of the federal Age Discrimination in Employment Act, the Americans with Disabilities Act, or any other federal, state, or local civil rights laws or ordinances; defamation; intentional or negligent infliction of emotional distress; breach of the covenant of good faith and fair dealing; promissory estoppel; negligence; and wrongful termination of employment; provided, however, that My Claims do not include claims for payments or benefits which are to continue for a specified period of time following my termination of employment in accordance with the Change of Control Agreement and/or the Employment Agreement between the Company, Danka, Danka Holding, and me, or any employee benefit plan, or option or award thereunder, in effect at the time of termination.

     (d) Agreement to Release My Claims. I am receiving a substantial amount of money, among other things, from Employer as consideration for this Release of My Claims. I agree to give up all My Claims against the Employer as defined above. I will not bring any lawsuits, file any charges, complaints, or notices, or make any other demands against the Employer or any of its employees or agents based on any of My Claims. The money I am receiving is a full and fair payment for the release of all My Claims.

2. Additional Agreements and Understandings.

     (a) Even though the Employer is paying me to release My Claims, the Employer expressly denies that it is responsible or legally obligated for My Claims or that it has engaged in any wrongdoing.

     (b) I understand that I may have twenty-one (21) calendar days from the day that I receive this Release, not counting the day upon which I receive it, to consider whether I wish to sign this Release. I further understand that the Employer recommends that I consult with an attorney before executing this Release. I agree that if I sign this Release before the end of the twenty-one (21) day period, it is because I have decided that I have already had sufficient time to decide whether to sign the Release.

     (c) I understand that I may rescind (that is, cancel) this Release within seven (7) calendar days of signing it to reinstate federal civil rights claims (if any). To be effective, my rescission must be in writing and delivered to the Company, Attention General Counsel, Danka, 11201 Danka Circle North, St. Petersburg, Florida, 33716, either by hand or by mail within the required period. If sent by mail, the rescission must be (i) postmarked within the relevant period; (ii) properly addressed to the General Counsel; and (iii) sent by certified mail, return receipt requested.

     (d) I have read this Release carefully and understand all its terms. I have had the opportunity to review this Release with my own attorney. In agreeing to sign this Release, I have not relied on any statements or explanations made by the Employer or its agents other than those set forth in the Release.

     (e) I understand and agree that my Employment Agreement, this Release, and my Change of Control Agreement contain all the agreements between the Employer and me. We have no other written or oral agreements.


Dated:
      ---------------------------------




---------------------------------------
P. Lang Lowrey III





---------------------------------------
Witness: